UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 29, 2007

MHI HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	333-118873	20-1531029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4801 Courthouse Street, Suite 201

Williamsburg, VA 23188

757-229-5648

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On March 29, 2007, MHI Hospitality Corporation (“MHI”), the general partner of MHI Hospitality, L.P., (the “Partnership”), by and through an indirect subsidiary, Capitol Hotel Associates L.P., L.L.P. (“Capitol”), entered into and closed a $23 million, ten-year mortgage refinancing (the “Refinancing”) with MONY Life Insurance Company (the “Lender”) of Capitol’s existing note and the deed of trust held by the Lender on the Hilton Wilmington Riverside (the “Hotel”). In connection with the Refinancing, Capitol issued its $23 million promissory note (the “Note”) which matures March 29, 2017 and bears interest at 6.21% per year, and through a deed of trust (the “Deed of Trust”), Capitol gave a first lien mortgage on the Hotel. Customary events of default including non-payment of scheduled payments under the Note can trigger acceleration of the Note.

During the first twenty-four months of the term of the Note, the Note will require Capitol to pay equal monthly installments of interest only in the amount of $119,025. Beginning with the twenty-fifth month of its term and continuing thereafter, the Note will require Capitol to pay equal monthly installments of both principal and interest in the amount of $151,155.77.

Capitol may not prepay the Note in whole or in part before the commencement of the sixth year of its term. Thereafter, Capitol may prepay in whole, but not in part, the outstanding principal amount of the Note plus accrued interest if it also pays the Lender a prepayment premium equal to 1% of the outstanding principal amount at that time or a prepayment premium intended to make the Lender whole as a result of the prepayment. If Capitol prepays the Note during the last ninety days of the term, no prepayment premium applies.

To secure the Note, Capitol has given the Lender a first lien mortgage and security interest on the Hotel and personal property located within the Hotel and assigned its rights to rents, profits and income generated by the Hotel, assigned its rights with regard to certain intangibles associated with the Hotel and, together with the Partnership, provided a customary environmental indemnity and certain other limited indemnities. The Partnership has also guaranteed the repayment of the Note and the performance of the obligations contained in the Deed of Trust. An affiliate of Capitol provided additional security customarily given in connection with hotel financing including the subordination of rights under the Hotel’s operating lease and the granting of a security interest in rights under the Hotel’s management agreement.

Capitol intends to use the proceeds of the Note to repay and satisfy existing indebtedness secured by the Hotel in the approximate amount of $13.8 million and intends to use approximately $9.2 million to fund the product improvement plan for the Hotel contemplated by the Hotel’s new franchise agreement.

A copy of the Note is attached to this current report on Form 8-K as Exhibit 10.25, and it is incorporated by reference as though it were fully set forth herein. The foregoing summary descriptions of the Note, the other referenced loan documents and the transactions contemplated thereby are not intended to be complete, and are qualified in their entirety by the complete text of the Note and the other loan documents.

2

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On April 2, 2007, MHI issued a press release announcing the Refinancing. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.25 Promissory Note dated March 29, 2007 made by Capitol Hotel Associates, L.P., L.L.P., to the order of MONY Life Insurance Company

99.1 Press release dated April 2, 2007 announcing refinancing of the mortgage loan for the Hilton Wilmington Riverside Hotel

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2007

MHI HOSPITALITY CORPORATION

By:	/s/ David R. Folsom
Name:	David R. Folsom
Title:	Executive Vice President and Chief Operating Officer

4

EXHIBIT INDEX

10.25	Promissory Note dated March 29, 2007 made by Capitol Hotel Associates, L.P., L.L.P., to the order of MONY Life Insurance Company

99.1	Press release dated April 2, 2007 announcing refinancing of the mortgage loan for the Hilton Wilmington Riverside Hotel

5